Exhibit 99.2

For Release: 4:30 p.m. ET Information: Julie S. Ryland Wednesday, December 10, 2003 (205) 326-8421

David Wilson to Join Energen Board

Birmingham, Alabama -Energen Corporation (NYSE: EGN) announced today that David W. Wilson, an independent energy consultant who led the Energy Strategic Advisory Services Group for Coopers & Lybrand/PricewaterhouseCoopers from 1993-2000, will join the Boards of Energen and its two operating subsidiaries as an independent director effective January 1, 2004. Wilson will stand for re-election at Energen's 2004 Annual Meeting of Shareholders in April.

After three years as president of a gas acquisition management consulting firm in Denver, Wilson sold the firm to Coopers & Lybrand in 1988 and joined C&L as the director charged with building the firm's energy strategic consulting practice.

Wilson comes to Energen with 36 years of energy industry experience, including 20 years in the corporate exploration and production arena. From 1977 to 1985, Wilson was vice president of exploration and corporate development for Consolidated Oil and Gas in Denver. He also served as manager of diversifications programs at Williams Exploration in Tulsa from 1975-1977. He held a variety of positions during his service with Champlin Petroleum in Forth Worth and Denver (1973-75) and with Sunray DX Oil and Sun Oil Co. in Tulsa and Dallas (1967-73).

"We are very fortunate to have Dave Wilson joining the Energen team," said Mike Warren, Energen's chairman and chief executive officer. "Dave brings to Energen a unique combination of energy industry strategic acumen and E&P operational expertise. He will be a tremendous asset and complement to our already-strong Board of Directors. "

Active in energy industry leadership roles, Wilson served on the IPAA executive committee, was president of the Independent Petroleum Association of Mountain States, and chaired the Liaison Committee of Cooperating Associations. He was president and founder of the industry group known as "Natural Gas Equal Access," which generally is credited with being responsible for opening the gas transmission system.

Wilson has presented frequently on natural gas issues and, for the last several years, on energy trading and risk management issues. He also has been widely published in industry trade journals.

A graduate of Tulsa University in 1968, Wilson received a B.S. in Engineering Mathematics. He resides in Kingwood, Texas.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

-o0o-